Exhibit 99.1

FOR IMMEDIATE RELEASE

Avinger, Inc. Announces First Quarter 2016 Results

Initial sales of Pantheris™ image-guided atherectomy system drive strong revenue growth

Redwood City, California, May 4, 2016 — Avinger, Inc. (NASDAQ: AVGR), a leading developer of innovative treatments for peripheral artery disease (PAD), today reported results for the first quarter ended March 31, 2016.

First Quarter Highlights

•                  Received FDA clearance and began commercialization of an enhanced version of the Pantheris™ image-guided atherectomy system on March 1, 2016

•                  Received initial Pantheris orders from 60% of lumivascular accounts

•                  Added 12 new lumivascular accounts, expanding the installed base of lumivascular platform customers to 107

•                  Continued build-out of the sales force, exiting the quarter with 62 sales professionals

•                  Revenue of $4.5 million, a 117% increase compared to the first quarter of 2015

“We are pleased with the early adoption of Pantheris and the early physician interest in the product,” said Jeff Soinski, Avinger’s president and CEO. “The launch of Pantheris is a significant milestone which we expect to drive strong top-line growth in 2016, as we focus on driving adoption of Pantheris in the U.S. by leveraging our growing sales force and our expanding installed base of Lumivascular accounts.”

Dr. John B. Simpson, Avinger’s Founder and Executive Chairman, stated, “The reception to Pantheris is encouraging, as physicians continue to integrate visualization of the inside of the vessel into their clinical practice. We believe that the ability of Pantheris to facilitate the understanding of arterial narrowings in real time will significantly improve PAD patient outcomes.”

First Quarter 2016 Financial Results

Total revenue was $4.5 million for the first quarter ended March 31, 2016, a 117% increase from the first quarter of 2015 and a 59% increase from the fourth quarter of 2015. Revenue related to Lightbox™ imaging consoles was $1.2 million, a 100% increase compared to the first quarter of 2015 and consistent with the fourth quarter of 2015. Revenues from disposable devices were $3.3 million, a 125% increase compared to the first quarter of 2015 and a 105% increase from the fourth quarter of 2015. Revenue results reflect the strong initial sales of Pantheris following FDA clearance on March 1, 2016 as well as continued growth of the company’s installed base of lumivascular accounts.

Gross margin for the first quarter of 2016 was 26%, down from 38% in the comparable quarter of 2015. This decrease was primarily attributable to the growth of the company’s manufacturing infrastructure in anticipation of the commercial launch of Pantheris.

Operating expenses for the first quarter of 2016 were $16.2 million, compared to $10.2 million in the first quarter of 2015. This growth was primarily attributable to expansion of the company’s commercial organization and marketing expenses associated with the launch of Pantheris.

Loss from operations for the first quarter of 2016 was $15.0 million, compared to $9.4 million for the first quarter of 2015.

Adjusted EBITDA, a non-GAAP measure, was a loss of $12.7 million for the first quarter of 2016, compared to a $7.9 million loss for the first quarter of 2015.

Cash and cash equivalents totaled $26.9 million as of March 31, 2016, compared to $43.1 million as of December 31, 2015.

2016 Outlook

The company continues to expect 2016 revenue to be in the range of $25 million to $30 million, representing year-over-year growth ranging from 134% to 180%.

Adjusted EBITDA for 2016 is projected to be a loss of $40 million to $43 million, representing an increased loss of approximately 19% to 28% over 2015, as the company continues to expand its commercial infrastructure related to the launch of Pantheris and invests in the further development of its lumivascular platform products.

Net loss per share for 2016 is projected to be $(4.35) to $(4.55), which assumes a weighted-average share count of 12.8 million.

Conference Call

Avinger will hold a conference call today, May 4, 2016 at 1:30pm PT/4:30pm ET to discuss its first quarter 2016 financial results. Individuals may listen to the call by dialing (855) 638-4817 for domestic callers or (262) 912-6051 for international callers, referencing Conference ID: 87029215. To listen to a live webcast, please visit the investor relations section of Avinger’s website at: www.avinger.com.

A replay of the call will be available beginning May 4, 2016 at 4:30pm PT/7:30pm ET through midnight on May 5, 2016. To access the replay, dial (800) 585-8367 or (404) 537-3406 and reference Conference ID: 87029215. The webcast will also be available on Avinger’s website for one year following the completion of the call.

About Avinger, Inc.

Avinger, Inc. is a commercial-stage medical device company that designs, manufactures and sells image-guided, catheter-based systems for the treatment of patients with peripheral artery disease (PAD). PAD is characterized by a build-up of plaque in the arteries that supply blood to the arms and legs. The company’s mission is to dramatically improve the treatment of vascular disease through the introduction of products based on its lumivascular platform, the only intravascular image-guided system of therapeutic catheters available in this market. Avinger’s current lumivascular products include the Lightbox™ imaging console, the Ocelot™ family of catheters, which are designed to penetrate total arterial blockages, known as chronic total occlusions, or CTOs, and Pantheris™, the first-ever image-guided atherectomy device, designed to precisely remove arterial plaque in PAD patients. For more information, please visit www.avinger.com.

“Avinger,” “Pantheris” and the Avinger logo are registered trademarks of Avinger, Inc.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding physician adoption, expectations for growth, financial and operating guidance, and expectations regarding growth in the company’s installed base and new account purchasing patterns. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties, many of which are beyond our control, include our dependency on a limited number of products; ability to demonstrate the benefits of our lumivascular platform; the resource requirements related to Pantheris; the outcome of clinical trial results; potential exposure to third-party product liability and intellectual property litigation; lack of long-term data demonstrating the safety and efficacy of our lumivascular platform products; reliance on third-party vendors; dependency on physician adoption; reliance on key personnel; and requirements to obtain regulatory approval to commercialize our products; as well as the other risks described in the section entitled “Risk Factors” in our Form 10-K filing made with the Securities and Exchange Commission on March 8, 2016. These forward-looking statements speak only as of the date hereof. Avinger disclaims any obligation to update these forward-looking statements.

Use of Non-GAAP Financial Measures

To supplement our condensed financial statements prepared in accordance with U.S. generally accepted accounting principles (GAAP), we use certain non-GAAP financial measures in this release. Management of the company believes that these non-GAAP financial measures, considered together with GAAP financial information, provide useful information for investors by excluding certain non-cash and other income and expense that are not indicative of the company’s core operating performance. Reconciliations of the non-GAAP financial measures used in this release to the most directly comparable GAAP measures for the respective periods can be found in the reconciliation of GAAP to non-GAAP financial information immediately following the financial tables. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for our financial results prepared in accordance with GAAP.

INVESTOR CONTACT

Matt Ferguson

Avinger, Inc.

(650) 241-7917

ir@avinger.com

Avinger, Inc.

Statements of Operations Data

(in thousands, except per share data)

(unaudited)

	Three Months Ended
	March 31,
	2016	2015
Revenues	$4,539	$2,088
Cost of revenues	3,360	1,288
Gross profit	1,179	800
	26%	38%
Operating expenses:
Research and development	4,047	3,860
Selling, general and administrative	12,161	6,365
Total operating expenses	16,208	10,225
Loss from operations	(15,029)	(9,425)

Interest income	33	3
Interest expense	(1,172)	(1,323)
Other income (expense), net	1	329
Loss before provision for income taxes	(16,167)	(10,416)
Provision for income taxes	—	1
Net loss and comprehensive loss	(16,167)	(10,417)
Adjustment to net loss resulting from convertible preferred stock modification	—	(2,384)
Net loss and comprehensive loss attributable to common stockholders	$(16,167)	$(12,801)

Net loss attributable to common stockholders per share, basic and diluted	$(1.28)	$(1.53)

Weighted average common shares used to compute net loss per share, basic and diluted	12,669	8,373

Avinger, Inc.

Balance Sheets Data

(in thousands)

(unaudited)

	March 31,	December 31,
	2016	2015
Assets
Current assets:
Cash and cash equivalents	$26,882	$43,059
Accounts receivable, net	4,036	2,060
Inventories	6,540	5,405
Prepaid expenses and other current assets	1,048	533
Total current assets	38,506	51,057

Property and equipment, net	3,207	2,822
Other assets	453	225
Total assets	$42,166	$54,104

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$2,312	$1,113
Accrued compensation	3,349	3,083
Accrued expenses and other current liabilities	3,413	3,285
Total current liabilities	9,074	7,481

Borrowings, net of current portion	29,976	29,565
Other long-term liablities	1,298	1,469
Total liabilities	40,348	38,515

Stockholders’ equity:
Preferred stock	—	—
Common stock	13	13
Additional paid-in capital	214,233	211,837
Accumulated deficit	(212,428)	(196,261)
Total stockholders’ equity	1,818	15,589
Total liabilities and stockholders’ equity	$42,166	$54,104

Avinger, Inc.

Adjusted EBITDA

(in thousands)

(unaudited)

	Three Months Ended
	March 31,
	2016	2015
Loss from operations	$(15,029)	$(9,425)
Add: Stock-based compensation	1,978	1,232
Add: Depreciation and amortization	336	317
Adjusted EBITDA	$(12,715)	$(7,876)